Exhibit 99.1

Orchids Paper Products Company Announces 2017 Second Quarter Results

BRENTWOOD, Tenn., Aug. 7, 2017 /PRNewswire/ -- Orchids Paper Products Company (NYSE American: TIS) today reported results for the quarter ended June 30, 2017. The following tables provide selected financial results for second quarter 2017 compared to second quarter 2016 and first quarter 2017.

	Q2 2017	Q2 2016	Q1 2017
	(Dollars in thousands, except per share data) (unaudited)
Net sales:
Converted product	$34,697	$39,339	$32,898
Parent rolls	3,746	75	2,456
Total net sales	$38,443	$39,414	$35,354

Gross profit	$1,514	$6,873	$1,969
Net (loss) income	$(2,047)	$2,568	$(860)
Diluted net (loss) income per share	$(0.20)	$0.25	$(0.08)
EBITDA	$1,557	$7,628	$2,741
Adjusted EBITDA	$2,451	$8,233	$3,123

Other Selected Financial Data:
Gross profit margin	3.9%	17.4%	5.6%
EBITDA margin	4.1%	19.4%	7.8%
Adjusted EBITDA margin	6.4%	20.9%	8.8%

Jeff Schoen, President and Chief Executive Officer, stated, "As expected, the second quarter was not a good one, financially speaking. Sales volumes continued at relatively low historical levels through May, and then in June the previously announced new business with its resultant revenues kicked-in. The June sales volume equates to an ongoing annualized rate in the $180 million to $190 million range and a case sales rate of 12 million to 13 million cases. Effectively, we recovered the sales volumes lost in 2016 to competitors' activity. The challenges for Orchids now are to sell out the Company's newly increased paper capacity, gained through the introduction of the Barnwell, South Carolina, facility and to optimize the Company's total cost structure. The cost structure will be improved through a combination of increases in capacity utilization, operating efficiencies, reassessments and realignments of costs with production requirements, and specific identified cost reduction projects."

"The paper machine at Barnwell, SC, was completed in June and remains on its start-up curve and meeting quality expectations. Our cost of sales is too high reflecting, in part, the inefficiencies of starting-up Barnwell; however, we expect, that as sell out all of the Company's existing capacity, operating costs per ton will decline significantly. In June we saw the average cost per unit produced decrease, however the bottom-line impact of this reduction was offset by a liquidation of older higher-cost inventory. We expect to optimize both quality and cost by the end of 2017, which will increase our competitiveness in the ultra-premium and premium product channels."

"The new capacity at Barnwell represents about 35,000 tons of ultra-premium and premium tissue paper. Combined with our existing conventional capacity, the total available paper capacity for the Company now represents about 135,000 tons. We continue to engage in new private-label bids, market our new innovative brands, and work toward growing market share in the premium and ultra-premium segments with new customers to broaden and diversify our customer base."

Second Quarter 2017, Relative to Second Quarter 2016

Net sales decreased $1.0 million, or 2%. Major factors include: parent roll sales volume increased $3.7 million; converted-product sales volumes declined $2.3 million; and there was a decrease of $2.3 million in average converted-product prices, reflecting both the lower prices associated with new bids which became effective in 2017 and the product mix sold to a changing mix of customers.

Cost of sales increased $4.4 million, or 13%. Standard cost of sales for parent rolls increased $2.4 million due to the much higher number of parent-roll tons sold. This leaves a $2.0 million, or 7%, increase in cost of sales that is primarily attributable to converted product sales. Major contributors to this increase include: start-up costs at Barnwell including additional direct labor and overhead, the liquidation of older higher-cost inventory, fiber and other material cost increases, labor usage, and health care cost increases. Additionally, the second quarter of 2016 benefited from the recovery of $1.1 million in business interruption insurance proceeds, which did not reoccur in 2017.

SG&A expenses increased $0.8 million principally due to increased legal and professional fees and the timing of employee medical claims.

Interest expense increased $0.3 million, or 96%, due principally to increased debt levels. Our interest rate is also variable and dependent upon our financial leverage, and was approximately 5.1% at the end of the second quarter of 2017. Most interest was capitalized to the Barnwell, South Carolina, capital project, pending its completion.

A tax benefit of $0.4 million was recognized in the second quarter of 2017 compared to tax expense of $1.3 million in the second quarter of 2016, reflecting both the decline in pre-tax earnings and the Company's recognition of tax credits. The effective combined tax rate estimated in the second quarter of 2017 is 21%, lower than the statutory rate due principally to Oklahoma tax incentives received that are not proportional to income.

As a result of the foregoing factors, a net loss of $2.0 million, or ($0.20) per basic share, was recognized in the second quarter 2017 compared to net income of $2.6 million, or $0.25 per basic share, in the second quarter 2016.

Second Quarter 2017, Relative to First Quarter 2017

Net sales increased $3.1 million, or 9%, as the previously announced new business began to be produced and shipped in the second quarter of 2017. Converted product revenues increased $1.8 million; a $2.4 million increase that resulted from the increase in volume and a $0.6 million decrease that resulted from the decrease in the average price. Parent roll revenues increased $1.3 million; all of which is attributable to the increased tons sold.

Cost of sales increased $3.5 million, or 11%. Standard cost of sales for parent rolls increased $1.3 million with $0.9 million of the increase attributable to the greater number of parent-roll tons sold. This leaves a $2.2 million, or 7%, increase in cost of sales that is attributable to converted product sales, freight costs, and manufacturing variances. The converted-product-tons sold increased by 7%, roughly the same relative figure as the cost-of-sales, exclusive of the parent rolls. There was a net $0.4 million increase in costs principally attributable to the sales of higher-cost inventory produced in the first quarter and to unfavorable material usage variances. Barnwell's manufacturing variances escalated disproportionally to sales in June, and its costs are under review.

SG&A expenses increased $0.7 million principally due to increased legal and professional fees, the timing of employee medical claims, and the timing of recognition of Directors stock options.

Interest expense remained relatively flat at $0.6 million in the second quarter of 2017 compared to $0.5 million in the first quarter of 2017. Most interest incurred was capitalized to the Barnwell, South Carolina, project, pending its completion.

A tax benefit of $0.4 million was recognized in the second quarter of 2017. A tax benefit of $0.4 million was also recognized in the first quarter of 2017, reflecting the Company's recognition of Oklahoma, South Carolina, Indian Employment, and Foreign tax credits.

As a result of the foregoing factors, a net loss of $2.0 million was recognized in the second quarter of 2017 compared to a net loss of $0.9 million in the first quarter of 2017.

Liquidity

	Q2 2017	Q2 2016	Q1 2017
	(Dollars in thousands) (unaudited)
Cash Flow Provided by (Used in):

Operating cash flow net of changes in working capital	$6,580	$8,737	$7,376
Changes in working capital	(5,130)	(1,191)	(3,763)
Operating activities	$1,450	$7,546	$3,613
Investing activities	$(17,318)	$(17,863)	$(18,051)
Financing activities	$11,418	$8,514	$11,465

Cash balance, beginning	$5,777	$8,039	$8,750
Cash balance, ending	$1,327	$6,236	$5,777

At June 30, 2017, Debt, not having been netted with unamortized deferred debt issuance costs, was $167.6 million and was largely incurred to finance the construction of our integrated converting facility in Barnwell, South Carolina. The total projected expenditure for the Barnwell facility is approximately $160 million, of which approximately $155 million had been expended as of June 30, 2017.

At June 30, 2017, our leverage ratio was 8.8, and the fixed charge coverage ratio was (0.2). Our lenders waived the leverage ratio and fixed charge coverage ratio requirements for June 30, 2017. As of June 30, 2017, the borrowings under the credit agreement and the term loan that are due in 2022 were classified as current on the balance sheet due to uncertainty regarding our ability to meet the existing debt covenants over the next twelve-month period. There can be no assurance that our lenders will agree to further waivers or amendments to the existing debt covenants. While management intends to amend or refinance the debt, there can be no assurance that we will be able to obtain additional financing on terms that are satisfactory to us or at all.

Second Quarter 2017 Relative to Second Quarter 2016: Operating cash flows, excluding changes in working capital, decreased $2.2 million compared to the second quarter of 2016, primarily reflecting the decrease in net income, net of changes in deferred taxes. Changes in working capital nominally used $5.1 million of operating cash flows in the second quarter of 2017, compared to $1.2 million in the second quarter of 2016. However, this $5.1 million net use includes a $5.4 million increase in tax refunds receivable expected to be carried forward to future years, and this is a non-cash transaction. Exclusive of this increase in tax refunds receivable in 2017, working capital provided $0.3 million in cash. This $0.3 million net figure principally reflects receipt of $3.5 million of tax refunds and an increase in payables, largely offset by increased inventories and accounts receivable in support of new business. Increased borrowings in both periods were used to finance investments in the Barnwell facility. In 2015, the Company received $12.0 million of restricted cash from financings, of which $2.3 million was used in second quarter 2016 for the Barnwell facility and was, accordingly, included in Investing activities. The Company paid dividends of $3.6 million in both the second quarter of 2017 and 2016, which are included in Financing activities.

Second Quarter 2017 Relative to First Quarter 2017: Operating cash flows excluding changes in working capital decreased $0.8 million compared to the first quarter of 2017, primarily reflecting the decrease in net income, net of changes in deferred taxes. Changes in working capital used $5.1 million of operating cash flows in the second quarter of 2017, as described above, compared to $3.8 million in the first quarter of 2017. Additional borrowings in both periods were used to finance investments in the Barnwell facility. The Company paid dividends of $3.6 million in the second quarter of 2017, which is included in Financing activities.

Conference Call/Webcast

The Company will hold a teleconference to discuss its second quarter results at 10:00 a.m. (ET) on Tuesday, August 8, 2017. All interested parties may participate in the teleconference by calling 888-346-7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference's agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company's website at www.orchidspaper.com under "Investors." A replay of the teleconference will be available for 30 days on the Company's website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States in the statement of income, balance sheet or statement of cash flows of a company. The non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Operating Cash Flow, less changes in working capital, and (4) Changes in working capital.

EBITDA, Adjusted EBITDA, Operating Cash Flow less changes in working capital, and Changes in working capital are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is EBITDA before non-cash stock-based compensation expense and sporadic expenses, such as foreign exchange adjustments and relocation costs. Changes in working capital is the subtotal of changes in operating assets and liabilities shown on the Consolidated Statements of Cash Flows. Operating Cash Flow less changes in working capital is Net Cash provided by operating activities less Changes in working capital. Management believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons between periods and between companies by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), non-cash compensation (affecting stock-based compensation expense), and sporadic expenses (including foreign exchange adjustments and relocation costs). These measures are also commonly used in the industry and are used by our lenders in monitoring adherence to covenants. Management believes that Changes in working capital provides an indication of the cash invested in or provided by changes in operating assets and liabilities and therefore may indicate trends in operating performance and may call out a significant source or use of cash during any period. Operating Cash Flow less changes in working capital is believed to provide an estimate of the cash generated from all operating activities, prior to investments in or liquidations of operating assets and liabilities and therefore may indicate trends in operating performance and may call out significant changes in the generation of cash through operating activities.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," "will" or "continue" or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company's actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 15, 2017.

The Company's actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma, Barnwell, South Carolina and Mexicali, Mexico. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company's website at http://www.orchidspaper.com.

Orchids Paper Products Company and Subsidiaries
Selected Income Statement Data
(Dollars in thousands, except per share data)

				Six Months Ended June 30,
	Q2 2017	Q2 2016	Q1 2017	2017	2016
	(unaudited)
Converted product net sales	$ 34,697	$ 39,339	$ 32,898	$ 67,595	$ 84,591
Parent roll net sales	3,746	75	2,456	6,202	2,566
Total net sales	38,443	39,414	35,354	73,797	87,157
Cost of sales less depreciation	33,712	29,446	30,161	63,873	63,171
Depreciation in cost of sales	3,217	3,095	3,224	6,441	5,732
Total cost of sales	36,929	32,541	33,385	70,314	68,903
Gross profit	1,514	6,873	1,969	3,483	18,254
Selling, general & administrative expenses	3,289	2,504	2,619	5,908	5,226
Intangible amortization	233	376	233	466	753
Operating (loss) income	(2,008)	3,993	(883)	(2,891)	12,275
Interest expense	560	285	517	1,077	548
Other (income) expense, net	(115)	(164)	(167)	(282)	(365)
(Loss) income before income taxes	(2,453)	3,872	(1,233)	(3,686)	12,092
(Benefits from) provision for income taxes	(406)	1,304	(373)	(779)	4,115
Net (loss) income	$ (2,047)	$ 2,568	$ (860)	$ (2,907)	$ 7,977

Average number of shares outstanding, basic	10,367,315	10,278,355	10,301,308	10,334,494	10,275,255
Average number of shares outstanding, diluted	10,367,315	10,374,851	10,301,308	10,334,494	10,342,853

Net (loss) income per share:
Basic	$ (0.20)	$ 0.25	$ (0.08)	$ (0.28)	$ 0.78
Diluted	$ (0.20)	$ 0.25	$ (0.08)	$ (0.28)	$ 0.77

Cash dividends paid	$ 3,607	$ 3,597	$ -	$ 3,607	$ 7,193
Cash dividend declared per share	$ -	$ 0.35	$ 0.35	$ 0.35	$ 0.70

Orchids Paper Products Company and Subsidiaries
Selected Balance Sheet Data
(Dollars in thousands)

	Jun. 30, 2017	Dec. 31, 2016
	(unaudited)
Cash	$ 1,327	$ 8,750
Accounts receivable, net	13,394	8,954
Inventory, net	20,936	18,414
Other current assets, inclusive of amounts due from related parties	5,900	11,019
Property plant and equipment	362,762	320,442
Accumulated depreciation	(77,699)	(71,258)
Net property plant and equipment	285,063	249,184
Intangibles and goodwill, net	21,605	22,071
Other long-term assets	11,804	1,488
Total assets	$ 360,029	$ 319,880

Accounts payable, inclusive of amounts due to related parties	$ 20,480	$ 10,869
Other current liabilities	3,283	2,545
Current portion of long-term debt	165,369	6,728
Deferred income taxes	36,804	27,334
Long-term liabilities	5,237	139,159
Total stockholders' equity	128,856	133,245
Total liabilities and stockholders' equity	$ 360,029	$ 319,880

Debt, current and long term	$ 165,402	$ 140,717

Orchids Paper Products Company and Subsidiaries
Reconciliations of Non-GAAP and GAAP Measurements

				Six Months Ended June 30,
	Q2 2017	Q2 2016	Q1 2017	2017	2016
	(Dollars in thousands) (unaudited)
EBITDA Reconciliation:
Net (loss) income	$ (2,047)	$ 2,568	$ (860)	$ (2,907)	$ 7,977
Plus: Interest expense	560	285	517	1,077	548
Plus: Income tax (benefit) expense	(406)	1,304	(373)	(779)	4,115
Plus: Depreciation	3,217	3,095	3,224	6,441	5,732
Plus: Intangible amortization	233	376	233	466	753
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$ 1,557	$ 7,628	$ 2,741	$ 4,298	$ 19,125

Adjusted EBITDA Reconciliation:
EBITDA	$ 1,557	$ 7,628	$ 2,741	$ 4,298	$ 19,125
Plus: Stock compensation expense	168	386	98	266	535
Plus: Relocation costs	(70)	219	(6)	(76)	279
Plus: Barnwell start-up costs	760	-	312	1,072	-
Plus: Foreign exchange (gain) loss	(23)	-	(22)	(45)	-
Plus: Severance from reduction in force	59	-	-	59	-
Adjusted EBITDA	$ 2,451	$ 8,233	$ 3,123	$ 5,574	$ 19,939

Separation of Operating Cash Flow measures:
Cash Flows From Operating Activities
Net (loss) income	$ (2,047)	$ 2,568	$ (860)	$ (2,907)	$ 7,977
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,577	3,554	3,550	7,127	6,645
Provision for doubtful accounts	(20)	-	20	-	-
Deferred income taxes	4,902	2,238	4,568	9,470	2,217
Stock compensation expense	168	386	98	266	535
Loss on disposal of property, plant and equipment	-	(9)	-	-	(9)
Subtotal, "Operating cash flow less changes in working capital"	$ 6,580	$ 8,737	$ 7,376	$ 13,956	$ 17,365
Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	(2,647)	3,255	(2,412)	(5,059)	1,794
Inventories	(2,674)	(6,436)	152	(2,522)	(6,720)
Income taxes receivable	3,477	-	1,873	5,350	-
Prepaid expenses	340	(249)	266	606	(634)
Non-current income taxes receivable	(5,392)	-	(4,978)	(10,370)	-
Other assets	(180)	1,720	(54)	(234)	1,046
Accounts payable	1,134	2,027	1,629	2,763	1,052
Accrued liabilities	812	(1,508)	(239)	573	2,506
Subtotal, "Changes in working capital"	$ (5,130)	$ (1,191)	$ (3,763)	$ (8,893)	$ (956)
Net cash provided by operating activities	$ 1,450	$ 7,546	$ 3,613	$ 5,063	$ 16,409

CONTACT: Rod Gloss, Chief Financial Officer, (803) 450-1026